UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      June 2, 2016

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 2, 2016, AdCare Health Systems, Inc. (the “Company”) received notice from NYSE Regulation, Inc. (“NYSE Regulation”) that it has accepted the Company’s plan to regain compliance with NYSE MKT LLC (“NYSE MKT”) continued listing standards during the period ending October 18, 2017 (the “Plan Period”). During the Plan Period, the Company will be subject to periodic review by NYSE Regulation staff, and the Company’s common stock and 10.875% Cumulative Redeemable Preferred Stock will continue to be listed on the NYSE MKT pursuant to an extension granted by NYSE Regulation. If the Company is not in compliance with NYSE MKT continued listing standards by October 18, 2017 or if the Company does not make progress consistent with its plan during the Plan Period, then NYSE Regulation staff will initiate delisting proceedings.

As previously reported, the Company was notified on April 18, 2016 that it is not in compliance with certain NYSE MKT continued listing standards relating to stockholders’ equity. Specifically, the Company is not in compliance with Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) of the NYSE MKT Company Guide because the Company reported a stockholders’ deficit of $23.8 million as of December 31, 2015 and net losses for the last five (5) fiscal years.

Item 7.01	Regulation FD Disclosure.

The information set forth in Item 3.01 of this Current Report on Form 8-K is incorporated herein by this reference.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2016	ADCARE HEALTH SYSTEMS, INC.

/s/ Allan J. Rimland
Allan J. Rimland
President and Chief Financial Officer